Exhibit 23.2

Consent of Ernst & Young LLP, independent registered public accounting firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 15, 2010, except Note 18 as to which the date is November 29, 2010, with respect to the consolidated financial statements of FleetCor Technologies, Inc. and subsidiaries included in Amendment No. 6 to the Form S-1 Registration Statement (Form S-1 No. 333-166092) and related Prospectus of FleetCor Technologies, Inc. and subsidiaries dated November 30, 2010.

/s/ Ernst & Young LLP

Atlanta, Georgia

November 30, 2010